Exhibit 99.2

Update on Emvelco Corp.’s Request to Voluntarily Delist from NASDAQ

West Hollywood, CA (June 10, 2008) - Emvelco Corp. (NASDAQ: EMVL), on June 6, 2008, announced that the Company has determined to voluntarily delist from The NASDAQ Stock Market and provided NASDAQ with notice of its intent to do so on June 6, 2008. The Company is taking this action to reduce and more effectively manage its regulatory and administrative costs, and to enable Company management to better focus on the growth and development of the Company’s business and prospects. In that regard, the Company intends to focus its business on developing the natural gas drilling rights recently acquired in connection with the acquisition of Davy Crockett Gas Company, LLC, which was announced on May 9, 2008. The Company will continue to adhere to the highest standards of corporate governance and public disclosure.

The Company initially requested that NASDAQ suspend trading in its shares at the open of the market on June 26, 2008. The Company has amended its request to request that NASDAQ suspend trading in its shares at the open of the market on June 16, 2008. Following clearance by the Financial Industry Regulatory Authority of a Form 211 application filed by a market maker in the Company’s stock, the Company anticipates that its shares will be eligible for quotation and trading on the OTC Bulletin Board under the symbol “EMVL.” In accordance with applicable requirements, the Company plans to file a Form 25 with the Securities and Exchange Commission on or about June 16, 2008. The Company expects that the delisting from NASDAQ will be effective ten days thereafter, or on or about June 26, 2008.

About Emvelco Corp.

Emvelco Corp. is focused on the business of identifying, developing and operating companies within emerging industries for the purpose of consolidation and sale if favorable market conditions exist and is currently operating in the areas of real estate development and the development of certain gas drilling rights located in Crockett County, Texas.

Safe Harbor Statement

Some of the statements made by the Company in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. The Company believes that its primary risk factors include, but are not limited to: production variances from expectations, volatility of product prices, inability to raise sufficient capital to fund its operations, environmental risks, competition, government regulation, turmoil in the real estate industry and the ability of the Company to execute its business strategy, among others. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

For more information:

Emvelco Corp.

Robin Ann Gorelick, 323-822-1750